EXHIBIT 10.2
AMENDMENT NO. 1
TO
SPARTA, INC. STOCK COMPENSATION PLAN
Pursuant to Section 8.1 of the SPARTA, Inc. Stock Compensation Plan (the “Plan”), the Plan is hereby amended as follows, effective as of the Effective Time of the merger (as defined in the Agreement and Plan of Merger dated January 15, 2008, by and among SPARTA, Inc. (the “Corporation”), Cobham Holdings Inc. and Rocob Acquisition Inc.):
•	Section 1.1 of the Plan is hereby deleted in its entirety and replaced with the following:
     1.1 Account. The bookkeeping account established for an Employee pursuant to Article IV.
•	Article I of the Plan is hereby amended to add the following new Section 1.11, with the existing subsections renumbered accordingly:
     1.11. Merger. The consummation of the transactions described in the Agreement and Plan of Merger dated January 15, 2008 by and among the Company, Cobham Holdings Inc. and Rocob Acquisition Inc.
•	Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:
     4.1 Committee to Maintain Accounts. The Committee shall open and maintain a separate Account with respect to each Award made under the Plan for purposes of keeping a record of the assets held in the Trust for each Participant and for recording the vesting status of each Award. From and after the closing of the Merger, each Participant’s Account will reflect an initial cash balance equal to the cash amount received by the Trust for the shares of Company Stock allocated to such Participant’s Account upon the closing of the Merger. From and after the closing of the Merger, a Participant’s Account shall also be credited with earnings as provided in Section 4.5.
•	Article IV of the Plan is hereby amended to add the following new Section 4.5:
     4.5 Earnings on Account Balances. From and after the closing of the Merger, a Participant’s Account shall be credited with earnings at a rate established by the Board from time to time, compounded annually, or in such other manner as the Board may prescribe.
•	Section 6.2 of the Plan is hereby deleted in its entirety and replaced with the following:
     6.2 Form of Distribution.
               (a) Except as described in Section 6.2(b) below, Distributions shall be made in the form of Company Stock, except for cash dividends, if any, which may theretofore have been paid on the Company Stock held in the Account and not, prior to the Distributions, reinvested in Company Stock.
               (b) From and after the closing of the Merger, all Distributions shall be made in cash.
•	Except as modified hereby, the Plan, shall remain in full force and effect and unmodified.